UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2008

SFH 1 ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52643	20-5941535
(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street Suite 705
North Miami Beach, Florida
(Address of Principal Executive Offices)

(786) 629-0334
(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

Certain statements included in this Form 8-k regarding SFH 1 Acquisition Corp. ( the “Company”) that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated operations of the Company. These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ.

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2008 the Company entered into an agreement with the shareholders of Protech Biosystems Pvt. Ltd. (“Protech”) to acquire all of the issued and outstanding shares of common stock of Protech in exchange for 6.1 million shares of the Company’s common stock. Protech is a company incorporated in India. Closing of the transaction will be subject to certain conditions precedent including but not limited to delivery of audited financial statements in conformity with U.S. GAAP (of which draft copies have been provided) and the approval of the appropriate regulatory body in India.

Upon closing of the transaction, it is contemplated that the current management of Protech will become officers and directors of the Company.

PROTECH:

Protech was incorporated in 1998 by Dr. Sanjiw Kumar Singh. Also in 1998, Protech started its commercial operations in New Dehli, India for the manufacture of pharmaceutical formulations.The company started manufacturing the pharmaceutical products on loan license in India and started exports of the same to Russia and other countries. Its mission is to develop and distribute generic drug products both in India and throughout the world.

In March 2004, Protech acquired its own manufacturing plant and started the commercial production thereof in 2005. Protech has the facilities and ability to manufacture injections, tablets, capsules, liquid syrups and ointments with its modern facilities. Protech operates in twelve states in India for its domestic sales and exports to Russia & CIS countries. Protech employs approximately 600 persons and maintains a team of 100 representatives for its overseas operations. Protech delivers about 30 products in the domestic market and about 15 products for exports.

Protech maintains a research and development center, which has made significant breakthroughs in development of various active pharmacological ingredients and research is continuously in progress for development and commercialization of more products. Many of the other products under development in research and development will in the future not be subject to patent protection in Europe and the United States. This should increase export sales of Protech’s generic products over the next few years. To capitalize on this opportunity, it is essential that Protech establish and maintain a state-of-the-art multi-product drug plant conforming to international standards. With this in view, Protech has set-up the facility to meet the production requirements and meet the ever-growing demand for such kind of products in the international markets.

Quality Assurance.

Protech is in the business of manufacturing finished dosage formulations. It is Protech’s objective to meet the needs and requirements of its customers by offering consistent quality products and services at all times. Protech is committed to improve the quality of its products and services through continuous up-gradation of technology, and continuous training and development of personnel to effectively adapt to newer technologies and higher standards of service. Protech’s goal is to insure that its customers throughout the world derive the full satisfaction of using its products and services. Protech is committed to follow and comply with quality management systems as proposed by Indian and International regulatory authorities.

Doing Business in India

Introduction

India - with its consistent growth performance and abundant highly skilled manpower provides enormous opportunities for investments. India is the largest democracy and tenth largest economy in the world. India is the fourth largest economy in the world in terms of purchasing power parity.

India has a federal system of Government with clear demarcation of powers between the Central Government and the State Governments.

 India provides a liberal, attractive, and investor friendly investment climate.

 India encourages foreign direct investment (FDI). .

 India has liberalized and simplified foreign exchange controls.

 Indian economy has been growing at an average growth rate of about 8.6% per year over the last three years.

Management

It is expected that on closing of the transaction, Sanjiw Kumar Singh, the current chief executive officer of Protech will become our chief executive officer. Mr. Singh has since 1996 been involved with pharmaceutical sales, distribution and manufacturing in both India and Russia.

Exhibits:

10.1 Share Exchange Agreement between SFH I Acquisition Corp and the Shareholders of Protech Biosystems Pvt Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2008

SFH 1 Acquisition Corp.
By:	/s/ Armen Karapetyan
Armen Karapetyan
President